Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS FIRST QUARTER FISCAL 2008 RESULTS

•	Reports Adjusted EBITDA of $1.1 million versus prior year Adjusted EBITDA loss

•	Reaffirms 2008 Full Year:

•	Revenue guidance of $225.0 - $240.0 million

•	Adjusted EBITDA guidance of $20.0 - $24.0 million

New York, NY – June 5, 2008 - Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its first fiscal quarter ended April 30, 2008.

Revenue in the first quarter of the fiscal year ended January 31, 2009 (“fiscal 2008”) increased $11.3 million, or 30%, to $49.1 million from $37.8 million in the first quarter of the fiscal year ended January 31, 2008 (“fiscal 2007”).

Adjusted EBITDA, defined by the Company as operating loss plus depreciation and amortization and non-cash stock-based compensation, for the first quarter of fiscal 2008 was $1.1 million, compared with $(0.1) million for the first quarter of fiscal 2007. The improvement was driven primarily by an increase in Adjusted EBITDA in the Company’s Media segment as the Company’s Channel One, Alloy Entertainment and display board businesses all performed strongly during the first quarter. This increase was partially offset by a decrease in Adjusted EBITDA in the Company’s Promotion and Placement segments.

Free cash flow, defined by the Company as the sum of net cash provided by or used in operating activities, plus changes in operating assets and liabilities minus capital expenditures, in the first quarter of fiscal 2008 was $(3.2) million, or $(0.24) per basic share, compared with $(1.1) million, or $(0.08) per basic share, in the first quarter of fiscal 2007, a decrease of $2.1 million. This difference was primarily due to capital expenditures for upgrades to Channel One’s infrastructure that was partially offset by improved accounts receivable collection.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer stated, “We are pleased with our first quarter performance, especially in our important Media segment. Three years ago, we made a strategic commitment to grow our business with higher margin properties. We continue to deliver on that goal with our Media segment revenue increasing 78% percent over that period. Our first quarter results keep us on track to achieve our previously stated 2008 revenue guidance of $225.0 to $240.0 million and Adjusted EBITDA guidance of $20.0 to $24.0 million. We expect each quarter to show revenue and Adjusted EBITDA growth versus the same period for the prior fiscal year. We see positive momentum across much of our Media segment for the final three quarters of fiscal 2008 and a strong turn-around in the second half of the year for our Promotion segment. We are particularly excited about growth in our Interactive, Alloy Entertainment and Channel One businesses and believe these will be significant future drivers of Alloy shareholder value.”

Operating loss for the first quarter of fiscal 2008 was $(1.4) million, a decrease of approximately $0.5 million, from $(1.9) million in the first quarter of fiscal 2007, due to the improvement in Adjusted EBITDA that was partially offset primarily by higher depreciation and amortization.

Interest expense for the first quarter of fiscal 2008 was $0.1 million, an increase of $0.1 million from the first quarter of fiscal 2007, due the amount borrowed under the Company’s credit facility. Interest income was $0.1 million, a decrease of $0.2 million, from $0.3 million, due to lower cash and marketable securities balances. Income tax expense was $0.2 million, an increase of $0.1 million, from $0.1 million, due to higher taxable income.

Net loss decreased $0.1 million, to $(1.6) million, or $(0.12) per basic share, in the first quarter of fiscal 2008, from a net loss of $(1.7) million, or $(0.13) per basic share, for the first quarter of fiscal 2007.

Stock Repurchase Program

During the first quarter of fiscal 2008, under the Company’s stock repurchase plan, the Company spent approximately $0.5 million repurchasing its common stock in the open market. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices or in privately negotiated transactions.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended April 30, 2008 and 2007, respectively:

	Three Months Ended April 30,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$15,752	$13,540	$2,212	16%
Media	19,896	10,416	9,480	91
Placement	13,497	13,831	(334)	(2)

Total Revenue	$49,145	$37,787	$11,358	30%

Adjusted EBITDA
Promotion	$(278)	$286	$(564)	NM %
Media	2,750	509	2,241	NM
Placement	572	1,512	(940)	(62)
Corporate	(1,975)	(2,415)	440	18

Total Adjusted EBITDA	$1,069	$(108)	$1,177	NM %

Operating Income (Loss)
Promotion	$(675)	$(111)	$(564)	NM %
Media	1,235	(325)	1,560	NM
Placement	518	1,467	(949)	(65)
Corporate	(2,511)	(2,919)	408	14

Total Operating Loss	$(1,433)	$(1,888)	$455	24%

NM – Not meaningful

Promotion segment revenue for the three months ended April 30, 2008 was $15.8 million, an increase of approximately $2.2 million, or 16%, from revenue of $13.5 million for the three months ended April 30, 2007. Revenue increased in the Company’s on-campus marketing, sampling and AMP Agency businesses.

Adjusted EBITDA was $(0.3) million, a decrease of approximately $0.6 million, from $0.3 million, primarily due to higher postage costs in the Company’s on-campus marketing business, an increase in bad debt expense and higher payroll costs. Operating loss was $(0.7) million, a decrease of $0.6 million, from $(0.1) million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended April 30, 2008 was $19.9 million, an increase of $9.5 million, or 91%, from revenue of $10.4 million for the three months ended April 30, 2007. Revenue increased in the Company’s entertainment and interactive businesses, and Channel One and Frontline were included for an entire quarter. Adjusted EBITDA was $2.8 million, an increase of approximately $2.3 million, from $0.5 million, primarily driven by increased revenue. Operating income was $1.2 million, an increase of $1.5 million, from operating loss of $(0.3) million, due to higher Adjusted EBITDA and partially offset by higher depreciation and amortization.

Placement segment revenue for the three months ended April 30, 2008 was $13.5 million, a decrease of $0.3 million, or 2%, from revenue of $13.8 million for the three months ended April 30, 2007. Revenue decreased primarily due to decreases in college and military advertising, partially offset by an increase in multicultural advertising. Adjusted EBITDA was $0.6 million, a decrease of approximately $0.9 million, from $1.5 million, primarily due to the decline in revenue and an increase in bad debt expense. Operating income was $0.5 million, a decrease of $1.0 million, from $1.5 million, primarily due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA increased 18% to $(2.0) million for the first quarter of fiscal 2008, from $(2.4) million in the prior year’s first fiscal quarter, primarily due to lower information technology costs and lower employee medical costs. Operating loss decreased 14% to $(2.5) million, from $(2.9) million, primarily driven by improved Adjusted EBITDA and lower depreciation, partially offset by higher stock compensation expense.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites (www.alloy.com, www.delias.com and www.ccs.com) and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2008 and in subsequent filings that the

Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three-month periods ended April 30, 2008 and 2007 respectively. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statements of Operations: income taxes, interest income, interest expense, depreciation and amortization and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended April 30,
	2008	2007
Net loss	$(1.6)	$(1.7)
Plus (minus)
Income taxes	0.2	0.1
Interest income & other	(0.1)	(0.3)
Interest expense	0.1	0.0

Operating loss	$(1.4)	$(1.9)
Plus
Depreciation and amortization	1.5	1.0
Stock based compensation	1.0	0.8

Adjusted EBITDA	$1.1	$(0.1)

	Three Months Ended April 30, 2008
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$(0.6)	$0.2	$0.1	$(0.3)
Media	1.2	1.1	0.4	2.7
Placement	0.5	—	0.1	0.6
Corporate	(2.5)	0.2	0.4	(1.9)

Total	$(1.4)	$1.5	$1.0	$1.1

	Three Months Ended April 30, 2007
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$(0.1)	$0.3	$0.2	$0.4
Media	(0.3)	0.5	0.3	0.5
Placement	1.4	—	—	1.4
Corporate	(2.9)	0.2	0.3	(2.4)

Total	$(1.9)	$1.0	$0.8	$(0.1)

B. Free Cash Flow

Free cash flow is defined by the Company as the sum of net cash used or provided by operating activities and changes in operating assets and liabilities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended April 30,
(In millions, except per share amounts)	2008	2007
Net cash used in operating activities	$(0.6)	$(1.1)
Plus (minus)
Changes in operating assets and liabilities	1.6	1.2
Capital expenditures	(4.2)	(1.2)

Free Cash Flow	$(3.2)	$(1.1)

Weighted average shares outstanding - Basic	13.5	13.1

Free Cash Flow per Share	$(0.24)	$(0.08)

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	April 30, 2008	January 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,955	$12,270
Marketable securities	3,225	9,030
Accounts receivable, net of allowance for doubtful accounts of $2,174 and $1,971, respectively	29,754	32,530
Unbilled accounts receivable	9,988	8,164
Inventory	7,088	3,242
Other current assets	5,692	4,987

Total current assets	67,702	70,223
Fixed assets, net	23,465	20,199
Goodwill	50,111	50,111
Intangible assets, net	7,272	7,389
Other assets	973	494

Total assets	$149,523	$148,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,103	$10,717
Deferred revenue	11,537	11,956
Bank loan payable	4,000	4,000
Accrued expenses and other current liabilities	15,042	14,615

Total current liabilities	43,682	41,288
Senior convertible debentures	1,397	1,397
Other long-term liabilities	2,500	2,400

Total liabilities	47,579	45,085

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 15,564 and 15,377, respectively	155	152
Additional paid-in capital	446,437	445,406
Accumulated deficit	(328,667)	(327,098)

	117,925	118,460
Less treasury stock, at cost; 1,358 and 1,243 shares	(15,981)	(15,129)

Total stockholders’ equity	101,944	103,331

Total liabilities and stockholders’ equity	$149,523	$148,416

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended April 30,
	2008	2007
	(Unaudited)
Revenues:
Services revenue	$43,353	$32,326
Product revenue	5,792	5,461

Total revenue	$49,145	$37,787
Cost of Goods Sold:
Costs of goods sold- services	$21,186	$17,361
Costs of goods sold- product	1,271	1,198

Total costs of goods sold	$22,457	$18,559
Expenses:
Operating	22,318	15,970
General and administrative	4,333	4,129
Depreciation and amortization (includes amortization of intangibles of $505,and $447, respectively)	1,470	1,017

Total expenses	28,121	21,116

Operating loss	(1,433)	(1,888)
Interest expense	(87)	(19)
Interest income	139	312
Loss before income taxes	(1,381)	(1,595)
Income taxes	(188)	(113)

Net loss	(1,569)	(1,708)

Basic and diluted net loss per share	$(0.12)	$(0.13)

Weighted average shares outstanding:
Basic	13,537	13,138

Diluted	13,537	13,138

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended April 30,
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(1,569)	$(1,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	965	570
Amortization of intangible assets	505	447
Provision for losses on accounts receivable	510	(170)
Compensation charge for restricted stock and issuance of options	1,034	763
Changes in operating assets and liabilities:
Accounts receivable	442	(461)
Other assets	(5,030)	(3,504)
Accounts payable, accrued expenses, and other	2,494	2,935

Net cash used in operating activities	(649)	(1,128)

Cash Flows from Investing Activities
Capital expenditures	(4,231)	(1,149)
Acquisition of companies	—	1,312
Purchases of marketable securities	—	(8,345)
Proceeds from the sales and maturity of marketable securities	5,805	16,215
Purchase of domain name / mailing list / marketing rights	(388)	(810)

Net cash provided by investing activities	1,186	7,223

Cash Flows from Financing Activities
Issuance of common stock	—	528
Repurchase of common stock	(852)	(353)

Net cash (used in) provided by financing activities	(852)	175

Net change in cash and cash equivalents	(315)	6,270
Cash and cash equivalents:
Beginning of period	12,270	6,366

End of period	$11,955	$12,636